Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT MEDICAL ANNOUNCES THIRD-QUARTER RESULTS
Company Generates Increased Sales of CardioSEAL® and STARFlex®

BOSTON, Mass., November 5, 2002 – NMT Medical, Inc. (Nasdaq: NMTI), a leader in designing, developing and marketing minimally invasive solutions for the treatment of cardiac sources of stroke, today announced financial results for the third quarter ended September 30, 2002. CardioSEAL® and STARFlex® cardiac septal repair implant sales for the third quarter were $5.0 million compared with $4.0 million for the third quarter of 2001, representing an increase of approximately 25%. There were no vena cava filter product sales in the current quarter, due to the completion of the transitional manufacturing agreement with Bard, as compared with $2.1 million of vena cava filter sales in the third quarter of 2001. Total revenues from continuing operations for the three months ended September 30, 2002 were $5.1 million compared with $6.2 million for the three months ended September 30, 2001.

Income from continuing operations before income taxes for the third quarter of 2002 was $4.1 million, including a one-time $4.0 million gain on sale of product line realized upon the transfer of vena cava filter manufacturing to Bard, compared with $548,000 in the third quarter of 2001. The provision for income taxes of $1.6 million, or approximately 38% of income from continuing operations before taxes for the third quarter of 2002, compares to no provision for income taxes for the third quarter of 2001 due to utilization of tax loss carryforwards. Net income from continuing operations for the third quarter of 2002 was $2.5 million, or $0.21 per share on a diluted basis, compared to $548,000, or $0.05 per share, for the comparable period in 2001.

Net income from discontinued operations for the third quarter of 2002 was $4.2 million, or $0.34 per diluted share, which included income from discontinued operations of $145,000 and a gain of $4.0 million from the disposition of the discontinued operation. The gain was comprised of a nominal pre-tax gain on the sale of the Company’s neurosciences business unit, effective July 31, 2002, and a $4.0 million tax benefit attributable to the utilization of capital losses on the sale transaction. This compares to net income from discontinued operations of $42,000 for the third quarter of 2001. Net income, including results from discontinued operations, for the third quarter of 2002 was $6.7 million, or $0.55 per diluted share, compared to $590,000, or $0.05 per diluted share, for the comparable period in 2001.

CardioSEAL® and STARFlex® sales for the nine months ended September 30, 2002 were $13.8 million compared with $10.6 million for the nine months ended September 30, 2001, representing an increase of approximately 30%. Vena cava filter sales, which were concluded during the second quarter under the Company’s transitional manufacturing agreement with Bard, were $5.2 million for the nine months ended September 30, 2002 compared with $6.9 million for the nine months ended September 30, 2001. Total revenues from continuing operations for the nine months ended September 30, 2002 were $19.4 million compared with $18.0 million for the same period of 2001.

Income from continuing operations before income taxes for the nine months ended September 30, 2002 was $5.9 million, including the additional $4.0 million gain on sale of product line mentioned previously, compared with $906,000 for the nine months ended September 30, 2001. The provision for income taxes of $2.3 million, or approximately 38% from continuing operations before taxes for the nine months ended September 30, 2002, compares to no provision for income taxes for the nine months ended September 30, 2001 due to utilization of tax loss carryforwards. Net income from continuing operations for the nine months ended September 30, 2002 was $3.7 million, or $0.30 per share on a diluted basis, compared to $906,000, or $0.08 per share, for the comparable period in 2001.

Net income from discontinued operations for the nine months ended September 30, 2002, was $4.4 million, or $0.36 per diluted share, and included income from discontinued operations of $333,000 and a gain of $4.0 million from the disposition of the discontinued operation. The gain was comprised of the nominal pre-tax gain on the sale of the Company’s neurosciences business unit and the $4.0 million tax benefit attributable to the utilization of capital losses. This compares to $297,000, or $0.03 per diluted share, for the comparable period in 2001. Net income, including results from discontinued operations, for the nine months ended September 30, 2002 was $8.0 million, or $0.66 per diluted share, compared to net income of $1.2 million, or $0.11 per diluted share, for the comparable period in 2001.

“The third quarter of 2002 was an important transition period for NMT Medical,” stated John E. Ahern, President and Chief Executive Officer. “With the sale of our neurosciences business unit in July, we are now completely focused on emerging, high-growth opportunities for the treatment of cardiac sources of stroke with our proprietary catheter-based technologies. To pursue these opportunities, we are continuing to have ongoing clinical trial design discussions with the Food and Drug Administration (FDA) for a broader PFO stroke indication. We are continuing to work with the FDA to develop the least burdensome clinical trial design with the best chance of clinical success and ultimate PMA approval. During the third quarter, we also achieved record CardioSEAL® and STARFlex® revenues while continuing our shift in focus from the pediatric congenital defect market to the PFO stroke market, where we see greater potential long term.”

Vice President and Chief Financial Officer Richard E. Davis said, “During the third quarter, we further enhanced our cash position by selling our neurosciences business unit and continued to tightly manage our expenses and working capital, generating positive cash flow from operations. In addition, we also met our milestone of transferring vena cava filter manufacturing responsibilities to Bard, resulting in the receipt of a payment of $4.0 million. At September 30, 2002, our cash, cash equivalents and marketable securities totaled more than $36.5 million – providing what the Company believes are sufficient resources to fund our core growth, regulatory and clinical initiatives and further product development.”

Business Outlook

Ahern said, “NMT is taking the lead in breaking new ground in the treatment of cardiac sources of stroke. As part of our ongoing efforts to maintain this leadership position, we will continue to focus on the following areas:

•	increasing investment in our regulatory and clinical studies;

•	continuing to invest in R&D for our technology, while reviewing complementary technologies;

•	investing in our U.S. and European infrastructure to drive our sales growth; and

•	maintaining our strong capital position.

We expect to make measurable progress on these fronts in the near-term as we work toward our ultimate goal of building the cardiac sources of stroke opportunity into the next major growth platform in interventional cardiology and maintaining our market share leadership within that opportunity.”

Conference Call Reminder

Management will conduct a conference call later this morning to review the Company’s results. The conference call will be broadcast live over the Internet today at 10:00 a.m. (ET). Individuals who are interested in listening to the Webcast should log onto the “Investor Relations” section of NMT Medical’s Web site, www.nmtmedical.com, at least 15 minutes prior to the event. The call may also be accessed by dialing (913) 981-5509 prior to the start of the call. For interested individuals unable to join the live conference call, a replay will be available through midnight (ET) on November 11, 2002 at (719) 457-0820 or (888) 203-1112 (Passcode: 736648), or by visiting the Company’s Web site.

About NMT Medical, Inc.

NMT Medical designs, develops and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of stroke through minimally invasive, catheter-based procedures. The Company also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements — including statements regarding the expansion of NMT’s cardiovascular business and market opportunities, regulatory approvals for the Company’s products, expansion of the Company’s clinical efforts, and maintenance of its cash position — involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the Food and Drug Administration, as well as risk factors discussed under the heading “Certain Factors That May Affect Future Results” included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and subsequent filings with the Securities and Exchange Commission.

NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets
(Unaudited)

	At September 30, 2002	At December 31, 2001
Assets
Current assets:
Cash and cash equivalents	$20,332,402	$7,837,496
Marketable securities	16,323,152	—
Receivable from sale of product line	—	18,500,000
Accounts receivable, net of reserves of $265,000 and $566,000, respectively	2,311,254	2,418,214
Inventories	1,140,189	1,415,769
Prepaid expenses and other current assets	898,910	594,515
Assets from discontinued operations	—	6,401,409

Total current assets	41,005,907	37,167,403

Property and equipment, at cost:
Laboratory and computer equipment	1,888,468	1,643,053
Leasehold improvements	1,134,545	1,134,545
Equipment under capital lease	1,188,902	1,188,902
Office furniture and equipment	468,763	376,093

	4,680,678	4,342,593
Less—Accumulated depreciation and amortization	3,646,340	3,252,797

	1,034,338	1,089,796

Other assets	115,997	176,609

	$42,156,242	$38,433,808

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,048,483	$1,862,205
Accrued expenses	3,541,922	2,538,227
Deferred gain	45,131	3,419,200
Deferred income taxes	—	2,515,000
Current portion of debt obligations	61,921	126,198
Liabilities from discontinued operations	711,412	3,539,000

Total current liabilities	6,408,869	13,999,830

Long-term debt obligations, net of current portion	—	31,655

Commitments and Contingencies
Stockholders’ equity:
Common stock, $.001 par value
Authorized—30,000,000 shares
Issued and outstanding—11,665,555 and 11,178,826 shares, respectively	11,666	11,179
Additional paid-in capital	44,544,148	42,963,993
Unrealized gain on marketable securities	131,000	—
Cumulative translation adjustment	—	(1,591,595)
Accumulated deficit	(8,939,441)	(16,981,254)

Total Stockholders’ Equity	35,747,373	24,402,323

	$42,156,242	$38,433,808

NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2001	2002	2001
Revenues:
Product sales	$5,007,307	$6,079,412	$19,030,260	$17,480,790
License fees and royalties	118,434	136,403	323,074	537,549

	5,125,741	6,215,815	19,353,334	18,018,339

Costs and Expenses:
Cost of product sales	1,417,601	1,970,393	5,263,541	6,006,816
Research and development	1,488,312	949,676	4,243,655	2,915,963
General and administrative	887,101	1,609,900	4,180,647	4,963,064
Selling and marketing	1,439,131	1,014,441	3,863,207	2,720,244
Settlement of litigation	—	—	372,713	—

	5,232,145	5,544,410	17,923,763	16,606,087

Gain on sale of product line	4,000,000	—	4,000,000	—

Income from operations	3,893,596	671,405	5,429,571	1,412,252

Other Income (Expense):
Foreign currency transaction gain (loss)	6,621	3,280	53,922	(15,619)
Interest expense	(1,452)	(164,100)	(7,105)	(636,106)
Interest income	206,357	37,340	470,038	145,403

	211,526	(123,480)	516,855	(506,322)

Income before income taxes	4,105,122	547,925	5,946,426	905,930
Provision for income taxes	1,572,000	—	2,278,000	—

Net income from continuing operations	2,533,122	547,925	3,668,426	905,930

Income from discontinued operations	145,345	42,000	333,060	297,000
Gain on sale of discontinued operations, including income tax benefit of $4,022,000	4,040,327	—	4,040,327	—

Net income from discontinued operations	4,185,672	42,000	4,373,387	297,000

Net income	$6,718,794	$589,925	$8,041,813	$1,202,930

Basic net income per common share:
Continuing operations	$0.22	$0.05	$0.32	$0.08
Discontinued operations	0.36	—	0.38	0.03

Net income	$0.58	$0.05	$0.70	$0.11

Diluted net income per common share:
Continuing operations	$0.21	$0.05	$0.30	$0.08
Discontinued operations	0.34	—	0.36	0.03

Net income	$0.55	$0.05	$0.66	$0.11

Weighted average common shares outstanding:
Basic	11,619,621	11,005,940	11,490,292	10,980,971

Diluted	12,221,692	11,543,678	12,181,617	11,231,557